Exhibit 10.1

December 20, 2011

Dr. Dennis E. Hruby
333 1st Street E.
Apt. 201
Albany, OR 97321

Dear Dr. Hruby:

This letter sets forth proposals for the amendment of your employment agreement with SIGA Technologies, Inc., dated as of January 22, 2007, as amended (the “Employment Agreement”).

1.	We hereby propose to amend the Employment Agreement by deleting Section 3(a) in its entirety and replacing it as follows:

“Base Salary. Effective December 8, 2011, the Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $500,000, subject to any cost of living adjustments as may be approved by the Board of Directors of the Company.  Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.”

2.	We hereby propose to amend the Employment Agreement by replacing the first sentence of Section 3(b) with the following:

“Annual and Additional Bonus. The Company may, in its sole discretion, pay to Executive an annual cash bonus of up to $250,000.  The Company acknowledges that it has agreed to pay Executive a cash bonus of $250,000 for the year ended December 31, 2011, of which $75,000 has already been paid to Executive and the remainder will be paid no later than December 31, 2011.”

3.	We hereby propose to amend the Employment Agreement by adding a new sentence to Section 3(b) which shall be added after the second sentence in Section 3(b). Such sentence shall read as follows:

“In recognition of Executive’s work on ST-246, the Company has agreed to give Executive a one-time additional bonus equal to $350,000, of which $100,000 will be paid no later than December 31, 2011, and the remainder shall be paid upon the earlier of (x) approval by the U.S. Food and Drug Administration (“FDA”) of a New Drug Application for ST-246 for a smallpox or orthopox treatment indication consistent with the contract line items in contract HHSO100201100001C with the U.S. Biomedical Advanced Research and Development Authority, (y) approval of a Marketing Authorization Application by the European Medicines Agency for ST-246 for a smallpox or orthopox treatment indication, or (z) approval by FDA of an Emergency Use Authorization, or a similar designation such as a contingency IND, that would permit use of ST-246 for the treatment of smallpox or another orthopox virus disease in case of a public health emergency in a manner that would permit the delivery of ST-246 treatment courses into the Strategic National Stockpile.

If you agree to the foregoing, please sign where indicated below and return the signed copy to me, at which time such proposals shall become binding amendments to the Employment Agreement.  Other than specified herein, all other terms of the Employment Agreement will continue in full force and effect, without amendment.

Sincerely,

SIGA TECHNOLOGIES, INC.

/s/ Eric Rose
Name: Eric Rose
Title: Chief Executive Officer

AGREED AND ACCEPTED

/s/ Dennis E. Hruby
Dr. Dennis E. Hruby

Date:12/21/2011